EXHIBIT 20.3



                A&A REACHES SETTLEMENT WITH SHAND/EVANSTON GROUP, INC.

               RELEASING A&A FROM CERTAIN INDEMNIFICATION OBLIGATIONS


          NEW YORK, January 30 -- Alexander & Alexander Services Inc. (A&A)

          today announced a settlement with Shand/Evanston Group, Inc.

          (S/E) that will release A&A from a major segment of its open-

          ended, long-term indemnification obligations.

               The settlement resolves certain disputes and restructures

          the contractual relationship arising out of a 1987 agreement under which A&A sold Shand Morahan & Company, Inc. to S/E's predecessor.

               As part of A&A's restructuring program, the settlement will be reflected in a fourth quarter 1994 after-tax charge of $21.9 million, or $0.50 per share.  Under terms of the settlement, A&A will pay $14 million in cash and issue a five-year, interest-

          bearing note in the principal amount of $14 million and a

          contingent obligation totaling $5.75 million payable if certain events occur.

               Under the settlement, A&A obtained release of certain

          indemnification obligations.  The settlement also terminates pending binding arbitration  proceedings that created significant potential exposure for A&A.  The settlement restructures certain other contractual relationships under the original purchase agreement between A&A and S/E, so that the parties' future interests and obligations are more closely aligned.



















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               A&A previously reported that its combined restructuring and other charges will result in a significant loss for the fourth quarter of 1994 and the full year.

               Alexander & Alexander Services Inc. [NYSE: AAL] is a global organization of professional advisers providing risk management,

          insurance brokerage and human resource consulting services in more than 80 countries.


























































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